Exhibit 4.4

Equinor ASA

Equinor Energy AS

Officers’ Certificate

November 14, 2025

Pursuant to Sections 102 and 301 of the Indenture

Each of the undersigned officers of Equinor ASA, a public limited company incorporated under the laws of the Kingdom of Norway (“Equinor”) and of Equinor Energy AS, a limited company incorporated under the laws of the Kingdom of Norway (“Equinor Energy”), pursuant to Sections 102 and 301 of the Indenture, dated as of April 15, 2009, among Equinor, Equinor Energy and Deutsche Bank Trust Company Americas, as Trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2010, as further supplemented by the Supplemental Indenture No. 2, dated as of May 16, 2018, as further supplemented by the Supplemental Indenture No. 3, dated as of September 10, 2018, and as further supplemented by the Supplemental Indenture No. 4, dated as of November 18, 2019, in each case, among Equinor, Equinor Energy and Deutsche Bank Trust Company Americas, as Trustee (together with the Base Indenture, the “Indenture”), hereby certifies:

1.

Pursuant to Section 301 of the Base Indenture, the “4.250% Fixed Rate Notes due 2028” series of securities established under the Indenture on June 3, 2025 is reopened and additional notes comprising part of such series shall be issued in the aggregate principal amount of $250,000,000 (the “2028 Notes”). The 2028 Notes shall be deemed part of the “4.250% Fixed Rate Notes due 2028” series of securities established under the Indenture on June 3, 2025. The maximum aggregate principal amount authorized with respect to the “4.250% Fixed Rate Notes due 2028” series of securities is increased from $550,000,000 to $800,000,000, as it may be increased further from time to time in accordance with Section 301 of the Base Indenture. The terms of the 2028 Notes are set forth in Annex A;

2.

Pursuant to Section 301 of the Base Indenture, the “4.500% Fixed Rate Notes due 2030” series of securities established under the Indenture on June 3, 2025 is reopened and additional notes comprising part of such series shall be issued in the aggregate principal amount of $250,000,000 (the “2030 Notes”). The 2030 Notes shall be deemed part of the “4.500% Fixed Rate Notes due 2030” series of securities established under the Indenture on June 3, 2025. The maximum aggregate principal amount authorized with respect to the “4.500% Fixed Rate Notes due 2030” series of securities is increased from $400,000,000 to $650,000,000, as it may be increased further from time to time in accordance with Section 301 of the Base Indenture. The terms of the 2030 Notes are set forth in Annex A;

3.

The terms of the series of securities established under the Indenture in the aggregate principal amount of $1,000,000,000, to be entitled the 4.750% Fixed Rate Notes due 2035 (the “2035 Notes” and, together with the 2028 Notes and the 2030 Notes, the “Notes”), are set forth in Annex A. The maximum aggregate principal amount authorized with respect to the 2035 Notes may be increased further from time to time in accordance with Section 301 of the Base Indenture;

4.	Each of the undersigned has read the provisions of the Indenture setting forth conditions precedent to the authentication of the Notes, and the definitions in the Indenture relating thereto;

5.	Each of the undersigned has examined (i) the resolutions of the Board of Directors of Equinor and resolutions of the Board of Directors of Equinor Energy, and (ii) the terms set forth in Annex A;

6.

In the opinion of each of the undersigned such examination is sufficient to enable each of the undersigned to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with; and

7.	Each of the undersigned is of the opinion that the conditions precedent referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has signed his name.

Dated as of the date first set forth above.

EQUINOR ASA

By:	/s/ Tor Stian Kjøllesdal
	Name:	Tor Stian Kjøllesdal
	Title:	Senior Vice President, Treasury and Tax

EQUINOR ENERGY AS

By:	/s/ Tor Stian Kjøllesdal
	Name:	Tor Stian Kjøllesdal
	Title:	Senior Vice President, Treasury and Tax

ANNEX A

4.250% Fixed Rate Notes due 2028 (the “Reopened 2028 Notes”)

•	Issuer: Equinor ASA.

•	Guarantor: Equinor Energy AS.

•	Title: 4.250% Fixed Rate Notes due 2028.

•

Total initial principal amount being issued: $250,000,000. The Reopened 2028 Notes will be issued as additional securities under the Indenture, will constitute a further issuance of, and will be consolidated and form a single series with, the Existing 2028 Notes under the Indenture and will have the same terms, other than the public offering price and the issuance date, as the Existing 2028 Notes. The Reopened 2028 Notes will have the same CUSIP and ISIN as the Existing 2028 Notes and will be fungible, and trade interchangeably, with such notes immediately upon settlement. Upon the completion of this offering, an aggregate principal amount of $800,000,000 of the 4.250% Fixed Rate Notes due 2028 will be outstanding.

•	Issuance date: November 14, 2025.

•	Maturity date: June 2, 2028.

•	Par call date: May 2, 2028.

•	Interest rate: 4.250% per annum.

•	Date interest starts accruing: June 3, 2025.

•	Interest payment dates: Each June 2 and December 2, commencing December 2, 2025, to and including the maturity date, or, if redeemed early, the date of such redemption.

•

First interest payment date: December 2, 2025. The initial interest payment payable on December 2, 2025 will include interest deemed to have accrued from and including June 3, 2025 to but excluding the issuance date of the Reopened 2028 Notes, totaling $4,751,736.11. Such pre-issuance accrued interest must be paid by the purchasers of the Reopened 2028 Notes

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Make whole spread: 10 basis points.

•	Net proceeds: The net proceeds, after the underwriting discount but before expenses and excluding the pre-issuance accrued interest, will be $251,445,000.

4.500% Fixed Rate Notes due 2030 (the “Reopened 2030 Notes”)

•	Issuer: Equinor ASA.

•	Guarantor: Equinor Energy AS.

•	Title: 4.500% Fixed Rate Notes due 2030.

•

Total initial principal amount being issued: $250,000,000. The Reopened 2030 Notes will be issued as additional securities under the Indenture, will constitute a further issuance of, and will be consolidated and form a single series with, the Existing 2030 Notes under the Indenture and will have the same terms, other than the public offering price and the issuance date, as the Existing 2030 Notes. The Reopened 2030 Notes will have the same CUSIP and ISIN as the Existing 2030 Notes and will be fungible, and trade interchangeably, with such notes immediately upon settlement. Upon the completion of this offering, an aggregate principal amount of $650,000,000 of the 4.500% Fixed Rate Notes due 2030 will be outstanding.

•	Issuance date: November 14, 2025.

•	Maturity date: September 3, 2030.

•	Par call date: August 3, 2030.

•	Interest rate: 4.500% per annum.

•	Date interest starts accruing: September 3, 2025 (the most recent interest payment date for the Existing 2030 Notes).

•	Interest payment dates: Each March 3 and September 3, commencing March 3, 2026, to and including the maturity date, or, if redeemed early, the date of such redemption.

•

First interest payment date: March 3, 2026. The initial interest payment payable on March 3, 2026 will include interest deemed to have accrued from and including September 3, 2025 (the most recent interest payment date for the Existing 2030 Notes) to but excluding the issuance date of the Reopened 2030 Notes, totaling $2,218,750.00. Such pre-issuance accrued interest must be paid by the purchasers of the Reopened 2030 Notes.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Make whole spread: 10 basis points.

•	Net proceeds: The net proceeds, after the underwriting discount but before expenses and excluding the pre-issuance accrued interest, will be $253,107,500.

4.750% Fixed Rate Notes due 2035 (the “2035 Notes”)

•	Issuer: Equinor ASA.

•	Guarantor: Equinor Energy AS.

•	Title: 4.750% Fixed Rate Notes due 2035.

•	Total initial principal amount being issued: $1,000,000,000.

•	Issuance date: November 14, 2025.

•	Maturity date: November 14, 2035.

•	Par call date: August 14, 2035.

•	Interest rate: 4.750% per annum.

•	Date interest starts accruing: November 14, 2025.

•	Interest payment dates: Each May 14 and November 14, commencing May 14, 2026, to and including the maturity date, or, if redeemed early, the date of such redemption.

•	First interest payment date: May 14, 2026.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

•	Make whole spread: 15 basis points.

•	Net proceeds: The net proceeds, after the underwriting discount but before expenses, will be $991,860,000.

The following terms apply to each series of the Notes:

Business day: A “business day” with respect to the Notes is any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

Optional make whole redemption

Prior to (i) with respect to the Reopened 2028 Notes, May 2, 2028 (one month prior to the maturity date of such notes), (ii) with respect to the Reopened 2030 Notes, August 3, 2030 (one month prior to the maturity date of such notes) and (iii) with respect to the 2035 Notes, August 14, 2035 (three months prior to the maturity date of such notes) (each such date, a “Par Call Date”), Equinor may redeem the applicable series of Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming that such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points in the case of the Reopened 2028 Notes, 10 basis points in the case of the Reopened 2030 Notes and 15 basis points in the case of the 2035 Notes, less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest to the date of redemption.

On or after the applicable Par Call Date for the Reopened 2028 Notes, the Reopened 2030 Notes and the 2035 Notes, Equinor may redeem the Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

For purposes of determining the optional make-whole redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the yield determined by Equinor in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Equinor after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Equinor shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, Equinor shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Equinor shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Equinor shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Equinor’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless Equinor defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable series of Notes or portions thereof called for redemption.

The following terms apply to each series of the Notes:

Day count: 30/360.

Day count convention: Following unadjusted. If any payment is due in respect of the Notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred.

Denomination: The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Ranking: The Notes are unsecured and will rank equally with all of Equinor’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Further issuances

Equinor may, at its sole option, at any time and without the consent of the then-existing noteholders, “reopen” any series of Notes offered hereby and issue an unlimited principal amount of additional Notes of such series in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the CUSIP, the first interest payment date and the date interest starts accruing) identical to the Notes of such series offered hereby. These additional Notes will be deemed part of the same series as the Notes of such series offered hereby and will provide the holders of these additional Notes the right to vote together with holders of the Notes of such series offered hereby. Equinor may reopen a series of Notes only if the additional Notes issued with the same CUSIP will be fungible with the original Notes of such series offered hereby for United States federal income tax purposes.

Mergers and similar events; issuer substitution

Neither Equinor nor Equinor Energy may (i) consolidate or merge with another person or (ii) sell or lease substantially all of its and its subsidiaries’ assets, in each case taken as a whole, to another person (other than one or more of Equinor’s direct or indirect wholly owned subsidiaries), whether such sale or lease is made directly or indirectly through one or more wholly owned subsidiaries holding such assets or a portion thereof, or (iii) buy or lease substantially all of the assets of another person (other than a direct or indirect wholly owned subsidiary of Equinor), unless all the following conditions, among others, are met:

•

Where Equinor or Equinor Energy merges out of existence or sells or leases substantially all of its assets, the other person must assume Equinor’s or Equinor Energy’s obligations on the Notes or the guarantee of the Notes, as applicable, and under the Indenture. The other person’s assumption of these obligations must include the obligation to pay additional amounts described below under “—Payment of additional amounts” with respect to taxes, assessments and other governmental charges imposed by its jurisdiction of incorporation, organization or tax residency; and

•

The merger, sale or lease of assets or other transaction must not cause a default on the Notes, and neither Equinor nor Equinor Energy is already in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described in the accompanying prospectus under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default—What is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or the default having to exist for a specific period of time were disregarded.

In addition, Equinor is permitted to transfer its obligations, as issuer of the Notes of any series, to any subsidiary, so long as (i) that subsidiary executes a supplemental indenture in which it agrees to be bound by the terms of such Notes and the Indenture, including the obligation to pay additional amounts described under “—Payment of additional amounts” with respect to taxes, assessments and other governmental charges imposed by its jurisdiction of incorporation, organization or tax residency and (ii) the obligations of that subsidiary are fully and unconditionally guaranteed by Equinor on the same terms as Equinor Energy’s guarantee of such Notes. If that subsidiary is not incorporated in the Kingdom of Norway, United States or United Kingdom, the country in which it is incorporated must be a member of the Organization for Economic Cooperation and Development (or any successor). The provisions of the Indenture with respect to consolidation, merger or sale or lease of assets will continue to apply to Equinor in its capacity as guarantor of the Notes of the applicable series. Under U.S. tax law, the change in the obligor on the Notes of any series could be treated as a disposition of such Notes that you hold, resulting in your realization of gain or loss on such Notes even though you continue to hold the Notes and receive no distribution in connection with the deemed disposition. A change in the obligor might also result in possible other adverse tax consequences. See “Taxation” for discussion of possible tax consequences.

No vote by holders of the Notes approving any of these actions is required, unless as part of the transaction we make changes to the Indenture requiring your approval, as described in the accompanying prospectus under “Description of Debt Securities and Guarantees—Special Situations— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in a lower credit rating being assigned to the Notes of the applicable series or additional amounts becoming payable in respect of withholding tax and the Notes of the applicable series thus being subject to the optional redemption described under “—Optional tax redemption” below.

Guarantee

Equinor Energy fully and unconditionally guarantees the payment of the principal of, premium, if any, and interest on the Notes, including additional amounts, as described under “—Payment of additional amounts,” if any, which may be payable in respect of the Notes. Equinor Energy guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the Notes, by declaration of acceleration, call for redemption or otherwise.

Equinor Energy will automatically and unconditionally be released from all obligations under its guarantee and the guarantee shall thereupon terminate and be discharged of no further force or effect, in the event that at substantially the same time as its guarantee of the Notes is terminated, the aggregate amount of indebtedness for borrowed money for which Equinor Energy is an obligor (as a guarantor, co-issuer or borrower) does not exceed 10% of the aggregate principal amount of indebtedness for borrowed money of Equinor and its subsidiaries, on a consolidated basis, as of such time. For purposes of this paragraph, the amount of Equinor Energy’s indebtedness for borrowed money shall not include (x) any other debt the terms of which permit the termination of Equinor Energy’s guarantee of such debt under similar circumstances (including all debt issued under the Indenture on or after November 18, 2019), as long as Equinor Energy’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the Notes, and (y) any debt that is being refinanced at substantially the same time that the guarantee of the Notes is being released, provided that any obligations of Equinor Energy in respect of the debt that is incurred in the refinancing shall be included in the calculation of Equinor Energy’s indebtedness for borrowed money.

Optional tax redemption

Equinor and Equinor Energy have the option to redeem any series of the Notes, in whole but not in part, at any time in the two situations described below at a redemption price equal to the principal amount of the Notes of the applicable series plus accrued interest and any additional amounts due on the date fixed for redemption upon providing between 30 and 60 days’ notice.

The first situation is where, as a result of changes in or amendment to, or changes in the official application or interpretation of, any laws or regulations or rulings, or changes in the official application or interpretation of, or any execution of or amendment to, any treaties on or after (i) May 27, 2025, in the case of the Reopened 2028 Notes and the Reopened 2030 Notes, and (ii) November 6, 2025 in the case of the 2035 Notes in the jurisdiction where Equinor or Equinor Energy is incorporated or, if different tax resident, Equinor or Equinor Energy, as applicable, would be required to pay additional amounts as described below under “—Payment of additional amounts”. If Equinor or Equinor Energy is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized or incorporated or, if different, tax resident, and the applicable date will be the date the entity became a successor. Equinor or Equinor Energy do not have the option to redeem the Notes of the applicable series in this case if either Equinor or Equinor Energy, as applicable, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to Equinor or Equinor Energy, as applicable.

The second situation is where, following a merger, consolidation, sale or lease of Equinor’s or Equinor Energy’s assets to a person that assumes Equinor’s or Equinor Energy’s obligations under the applicable series of Notes, that person is required to pay additional amounts as described below under “—Payment of additional amounts”. Equinor, Equinor Energy or the other person would have the option to redeem the Notes of the applicable series in this situation even if the additional amounts became payable immediately after such assumption. None of Equinor, Equinor Energy or that person has any obligation under the Indenture to seek to avoid the obligation to pay additional amounts in this situation. Equinor, Equinor Energy or the other person, as applicable, shall deliver to the trustee an officer’s certificate to the effect that the circumstances required for redemption exist.

Payment of additional amounts:

None payable under current law. The government or any political subdivision or taxing authority of such government of any jurisdiction where Equinor or Equinor Energy is incorporated (currently the Kingdom of Norway) or, if different, tax resident may require Equinor or Equinor Energy to withhold amounts from payments on the principal or interest on any series of the Notes or payment under the guarantees for taxes, assessments or any other governmental charges. If any such jurisdiction requires a withholding of this type, Equinor or Equinor Energy will pay the noteholder additional amounts so that the net amount the noteholder receives will be the amount specified in the Notes, subject to the exceptions set forth below. In order for the noteholder to be entitled to receive the additional amounts, the noteholder must not be resident in the jurisdiction that requires the withholding. In addition, Equinor or Equinor Energy will not have to pay additional amounts under any (or any combination) of the following circumstances:

•

The tax, assessment or governmental charge would not have been imposed but for the fact that the noteholder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the noteholder, if the noteholder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the Notes or receiving principal or interest in respect thereof. These connections include where the noteholder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been present or engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	The tax, assessment or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•	The tax, assessment or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•	The tax, assessment or governmental charge is imposed or withheld because the noteholder or beneficial owner failed to comply with any of Equinor’s following requests:

•	to provide information about the nationality, residence or identity of the noteholder or beneficial owner, or

•	to make a declaration or other similar claim or satisfy any information or reporting requirements,

in each case that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax, assessment or governmental charge.

•

The tax, assessment or governmental charge is imposed on a noteholder or beneficial owner who could have avoided such withholding or deduction by presenting its Notes for payment (where presentation is required) to a different paying agent.

•

The noteholder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, the Notes, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Notes.

The foregoing provisions will also apply to any present or future taxes, assessments or governmental charges imposed by any jurisdiction in which Equinor’s or Equinor Energy’s successor (including a successor as a result of the substitution of Equinor as issuer as described in “—Mergers and similar events; issuer substitution”) is organized or incorporated or, if different, tax resident. If Equinor is substituted as issuer then the foregoing provisions will continue to apply to Equinor in its capacity as guarantor.

Notwithstanding foregoing provisions, neither Equinor or Equinor Energy (nor any successor thereto, paying agent or any other person) shall be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of the Notes pursuant to Section 1471-1474 of the United States Internal Revenue Code (the “Code”) (and any current and future regulations or official interpretations thereof) (“FATCA”), the laws of Norway implementing FATCA or any agreement between Equinor, Equinor Energy (or any successor thereto) and any taxing or governmental authority entered into for FATCA purposes.

Form of Notes: The Notes will be issued as one or more global securities. You should read “Description of Debt Securities and Guarantees—Form of Debt Securities” on page 17 of the accompanying prospectus for more information about global securities.

Depositary: The Depository Trust Company, commonly referred to as “DTC”.

Sinking fund: There is no sinking fund.

Use of proceeds: The net proceeds from the sale of the Notes will be used for general corporate purposes.

Governing law and jurisdiction: The Indenture, the Notes and the guarantee are governed by New York law. Any legal proceeding arising out of or based upon the Indenture, the Notes or the guarantee may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.